Exhibit (a)(5)(v)

For Immediate Release

Corner Growth Acquisition Corp. 2 Announces Final Results of Tender Offer for its Class A Ordinary Shares

PALO ALTO, Calif., January 10, 2023 – Corner Growth Acquisition Corp. 2 (NASDAQ: TRONU, TRON, TRONW) (“Corner Growth” or the "Company"), a Cayman Islands domiciled special purpose acquisition company, announced today the final results of its previously announced tender offer to purchase and redeem its Class A Ordinary Shares (the “Shares”) at a purchase price of $10.21 per share (the “Tender Offer”).

The Tender Offer expired at 5:00 p.m., New York City time, on Friday, January 6, 2023 (the “Expiration Time”). Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the Tender Offer, as of the Expiration Time, 4,101,830 or 55.38% of the outstanding Class A Ordinary Shares had been validly tendered and not withdrawn in the Tender Offer. Corner Growth accepted for purchase all of the Shares validly tendered and delivered in the Tender Offer. Total consideration of $41,879,684.30 will be promptly paid to the tendering Class A Ordinary Shares holders.

About Corner Growth Acquisition Corp. 2

Corner Growth Acquisition Corp. 2 is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Company Contact:

Kevin Tanaka, Director of Corporate Development

Corner Growth Acquisition Corp. 2

kevin@cornercapitalmgmt.com

Media Contact:

Brian Ruby, ICR

Brian.ruby@icrinc.com